Exhibit 99.2

A1 VAPORS, INC.

Unaudited Financial Statements

for the quarters ended June 30, 2014 and 2013

A1 VAPORS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

	Six Months Ended June 30
	Historical Consolidated 2013	Pro Forma Consolidated 2014
Statement of Operations Data

Revenue	$89,001	$146,081
Gross Profit (Loss)	32,117	94,955
Operating Profit (Loss)	(160,946)	(26,946)
Net Income (Loss)	(168,663)	(40,146)
Net Income (Loss) per share attributable to common stockholders - basic and diluted	$(0)	$(0)

	As of June 30
	Historical Consolidated 2013	Pro Forma Consolidated 2014
Balance Sheet Data

Cash and cash equivalents	$4,118	$49,393
Working Capital	(275,809)	(325,745)
Total Assets	32,008	104,378
Accumulated deficit	(394,987)	(568,197)
Stockholders’ equity (deficit)	$(285,315)	$(331,419)

	Six Months Ended June 30
	2013	2014
Cash Flow Data

Net cash used in operating activities	$(156,764)	$(104,424)
Net cash used in investment activities	–	(2,430)
Net cash provided by financing activities	$138,954	$66,485